SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HEALTH NET, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-42288333
(State of incorporation or organization)	(IRS Employer Identification Number)

21650 Oxnard Street Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to Be Registered.

Reference is hereby made to (i) the Registration Statement on Form 8-A dated June 27, 1996 and filed with the Securities and Exchange Commission (File No. 001-12718) on July 16, 1996 (the “Original Form 8-A”) by Health Net, Inc., a Delaware corporation (f/k/a Foundation Health Systems, Inc. f/k/a Health Systems International, Inc.) (the “Registrant” or the “Company”), relating to the rights distributed to the stockholders of the Registrant (the “Rights”) in connection with the Rights Agreement, dated as of July 1, 1996 (the “Original Rights Agreement”), between the Registrant and Harris Trust and Savings Bank, an Illinois banking corporation (“Harris Bank”), as Rights Agent, and (ii) Amendment No. 1 to the Original Form 8-A, filed May 9, 2001 with the Securities and Exchange Commission (File No. 001-12718) on Form 8-A/A (the “Amended Form 8-A”), relating to an amendment of the Original Rights Agreement, dated October 1, 1996, and to the Second Amendment to Rights Agreement, a further amendment of the Original Rights Agreement, as theretofore amended, dated May 3, 2001 and pursuant to which, among other things, Computershare Investor Services, L.L.C., a Delaware limited liability company (“Computershare”), was substituted for Harris Bank as Rights Agent under the Rights Agreement. The Original Form 8-A and the Amended Form 8-A are incorporated herein by reference.

On May 14, 2004, the Board of Directors of the Registrant approved and adopted the Third Amendment to Rights Agreement, dated as of May 14, 2004 (the “Third Amendment”), by and among the Registrant and Computershare, as Rights Agent. The Third Amendment amends the Original Rights Agreement, as amended as of October 1, 1996 and May 3, 2001 (as so amended, the “Pre-Amendment Agreement”), between the Registrant and Computershare, as Rights Agent (such Pre-Amendment Agreement, as amended by the Third Amendment, being referred to hereinafter as the “Rights Agreement”).

The Third Amendment provides for changes to the definition of “Acquiring Person” under the Pre-Amendment Agreement so as to permit a Passive Institutional Investor (as defined in the Rights Agreement) to be or become the beneficial owner of common stock of the Company representing less than 20% of the shares of common stock then outstanding without becoming an Acquiring Person, as long as the Passive Institutional Investor continues to meet the definition of such term as set forth in the Rights Agreement. (The Pre-Amendment Agreement permitted a Passive Institutional Investor to be or become the beneficial owner of common stock of the Company representing less than 17.5% of the shares of common stock then outstanding without becoming an Acquiring Person, as long as the Passive Institutional Investor continued to meet the definition of such term as set forth in the

Pre-Amendment Agreement). Generally, a Passive Institutional Investor is defined as a person who or which, as of March 14, 2001, was the beneficial owner of shares of common stock representing 15% or more of the shares of common stock then outstanding and had a Schedule 13G on file with the Securities and Exchange Commission with respect to such beneficial ownership, so long as such person is an institutional investor that acquired the common stock in the ordinary course of its business, that is not required to (and does not) report its beneficial ownership on a Schedule 13D under the Exchange Act and that meets certain other criteria relating to such institutional investor’s not having a purpose to control or influence the management or policies of the Company.

The Third Amendment also removes certain references in the Pre-Amendment Agreement to the Company’s Class B Convertible Common Stock, $.001 par value per share, reflecting the elimination of such class of securities as a result of an amendment and restatement of the Company’s certificate of incorporation that became effective May 13, 2004.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is attached hereto as an exhibit and incorporated herein by reference.

Item 2.	Exhibits.

1	Rights Agreement, dated as of June 1, 1996, between the Registrant and Harris Trust and Savings Bank (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-12718)).

2	Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Registrant and Harris Trust and Savings Bank (incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 9, 2001 (File No. 001-12718)).

3	Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Registrant, Harris Trust and Savings Bank and Computershare Investor Services, L.L.C. (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 9, 2001 (File No. 001-12718)).

4	Third Amendment to Rights Agreement, dated as of May 14, 2004, by and among the Registrant and Computershare Investor Services, L.L.C.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

May 19, 2004	HEALTH NET, INC.

	By:	/s/ B. Curtis Westen

	Name:	B. Curtis Westen
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

1	Rights Agreement, dated as of June 1, 1996, between the Registrant and Harris Trust and Savings Bank (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-12718)).

2	Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Registrant and Harris Trust and Savings Bank (incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 9, 2001 (File No. 001-12718)).

3	Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Registrant, Harris Trust and Savings Bank and Computershare Investor Services, L.L.C. (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 9, 2001 (File No. 001-12718)).

4	Third Amendment to Rights Agreement, dated as of May 14, 2004, by and among the Registrant and Computershare Investor Services, L.L.C.